EXHIBIT 99.1

FortuNet Announces Appointment of Chief Financial Officer

LAS VEGAS, Dec. 7, 2007 (PRIME NEWSWIRE) -- FortuNet, Inc. (the "Company") (Nasdaq:FNET) today announced that the Company's Board of Directors (the "Board") unanimously approved the appointment of Kevin A. Karo to the office of Chief Financial Officer, effective January 5, 2008. As previously announced, William R. Jacques Jr., the Company's current Chief Financial Officer, will resign from the office of Chief Financial Officer effective January 4, 2008.

Mr. Karo has served as the Company's Director of Finance since October 2007. Prior to joining the Company, Mr. Karo has served in the financial capacity for a number of companies, most recently as the Chief Financial Officer of Ocean Logistics, a warehousing and trucking company. Mr. Karo has also held positions as the Vice President of Finance for Rhodes Homes, a home builder in Las Vegas as Vice President and Controller for Colony Resorts LVH Acquisitions, LLC, which owns and operates the Las Vegas Hilton and was a Senior Manager in the audit practice with PricewaterhouseCoopers in Las Vegas. Mr. Karo received his Bachelor of Science degree in accounting from the University of Southern California in 1990, and he is a Certified Public Accountant.

The Board of Directors of FortuNet, Inc. expressed gratitude to the company's CFO, William Jacques who is resigning in January, 2008 and who has successfully lead the company's transition from a private to a publicly-traded entity. The Board specifically expressed an appreciation for W. Jacques' willingness to provide consulting services to the company in the future, on an as needed basis.

About FortuNet, Inc.

FortuNet is a Las Vegas-based and Nevada-licensed manufacturer of multi-game server-based gaming platforms. FortuNet's gaming platforms include networks of both wireless and stationary player terminals, cashier-based point-of-sale terminals, self-service kiosks and central game file servers. FortuNet is a leader in the mobile bingo gaming device market with its fourth-generation wireless and stationary player terminals marketed under the BingoStar(r) brand name and intends to enter the emerging mobile gaming market in Nevada. Traditional casino games, such as keno, slots and poker, have been adapted to FortuNet's gaming platforms, which are planned to be marketed under its WIN-WIN(tm) MobiPlayer(tm) brand names.

CONTACT:  FortuNet, Inc.
          Investor Contact:
          Jack Coronel
          (702) 796-9090
          jack@fortunet.com